Exhibit 4.29

DATE: 6 DECEMBER 2019
DEED OF TERMINATION OF APPOINTMENT AS A DIRECTOR

Between SUMMIT THERAPEUTICS PLC and FRANK ARMSTRONG
CMS Cameron McKenna Nabarro Olswang LLP Cannon Place 78 Cannon Street London EC4N 6AF T +44 20 7367 3000 F +44 20 7367 2000 cms.law

THIS DEED is made on     6 DECEMBER     2019
BETWEEN:

(1)
SUMMIT THERAPEUTICS PLC (incorporated and registered in England and Wales under registration number 05197494), the registered office of which is at 136a Eastern Avenue, Milton Park, Abingdon, Oxfordshire OX14 4SB, United Kingdom (the “Company”); and

(2)	FRANK ARMSTRONG, of [**] (the “Resigning Director”).
RECITALS

(A)	The Resigning Director is a director of the Company.

(B)
The Resigning Director and the Company have agreed to enter into this deed in connection with the termination, subject to Admission (as defined below) becoming effective, of the Resigning Director’s appointment as a director of the Company.

Operative Provisions
1.DEFINITIONS AND INTERPRETATION

1.1	In this deed:

1.1.1	“Admission” means admission of the New Ordinary Shares to trading on the AIM market of the London Stock Exchange Plc becoming effective in accordance with Rule 6 of the AIM Rules for Companies;

1.1.2	“associated company” has the same meaning as in section 435(6) of the Insolvency Act 1986.

1.1.3	“Circular” means the circular of the Company dated 6 December 2019;

1.1.4	“Deed of Indemnity” means the deed of indemnity entered into between the Resigning Director and the Company and dated 16 November 2015.

1.1.5	“New Ordinary Shares” means the 175,378,450 new ordinary shares of £0.01 each in the capital of the Company to be issued in connection with the arrangements described in the Circular;

1.1.6	“subsidiary” has the same meaning as in section 1159 of the Companies Act 2006.

1.1.7	The headings and sub-headings are for convenience only and shall not affect the construction of this deed.

1.1.8	References to “the parties” or to a “party” are to parties (or a party) to this deed and include the parties’ successors.

1.1.9	Unless the context otherwise requires, words denoting the singular shall include the plural and vice versa and references to any gender shall include all other genders.

2.	CONDITION

2.1	The provisions of this deed shall be conditional on, and shall take effect upon, Admission becoming effective.

2.2	If Admission has not taken place on or before 31 December 2019, this deed shall lapse and the Resigning Director’s appointment as a director of the Company shall continue unless otherwise terminated.

3.	RESIGNATION, RELEASE AND WAIVER OF RIGHTS

2.1
In connection with the proposed subscription for New Ordinary Shares by Robert W. Duggan described in the Circular, the Resigning Director hereby resigns as a director of the Company with effect from and upon Admission.

2.2	Subject as stated in clause 3.4 below, except for:

3.2.1
the right to acquire shares in the Company pursuant to any grant to the Resigning Director of ‘Restricted Stock Units’ in accordance with the Company’s approved Directors’ Remuneration Policy, whether or not the right to acquire such shares has yet become exercisable in accordance with its terms;

3.2.2	outstanding director fees and expenses (if any) properly due; and

3.2.3	outstanding sums (if any) properly due pursuant to the Deed of Indemnity, the Resigning Director hereby confirms that he has no claim outstanding against the Company or any of its subsidiaries or associated companies (or any of its or their respective officers and employees) but, to the extent that any such claim exists or may exist, and whether or not the Resigning Director is aware of the grounds for bringing it, the Resigning Director irrevocably waives such claim and releases the Company and its subsidiaries and associated companies and its or their respective officers and employees from any liability whatsoever in respect of it.

2.3
Subject as stated in clause 3.4 below, the Company confirms that it has no claim outstanding against the Resigning Director but to the extent that any such claim exists or may exist, and whether or not the Company is aware of the grounds for bringing it, the Company irrevocably waives such claims and releases the Resigning Director from any liability whatsoever in respect of it.

2.4
Neither the waiver in clause 3.2 nor in clause 3.3 applies to any claim in relation to which a valid waiver must comply with statutory requirements under the Employment Rights Act 1996, but the Resigning Director acknowledges and represents that there are no such claims and the Company acknowledges and represents that there are no such claims against the Resigning Director.

4.	MISCELLANEOUS

4.1
This deed may be executed in counterparts and by the parties on different counterparts. Each counterpart shall constitute an original of this deed but all the counterparts shall together constitute one and the same deed.

4.2	Nothing in this deed is intended to confer on any person any right to enforce any term of this deed which that person would not have had but for the Contracts (Rights of Third Parties) Act 1999.

4.3	Each party shall bear its own costs and expenses in relation to the negotiation, preparation, execution and carrying into effect of this deed.

4.4
This deed, and any non-contractual rights or obligations arising out of or in connection with it or its subject matter, shall be governed by and construed in accordance with English law and each of the parties agrees that the courts of England shall have exclusive jurisdiction to settle any dispute which may arise out of or in connection with this deed or its subject matter

IN WITNESS of which the parties have signed this instrument as a deed and have delivered it upon dating it.

Executed as a deed by	)
SUMMIT THEREPEUTICS PLC	)
on being signed by	)	…/s/ Glyn Edwards……………………………
…Glyn Edwards…………………………	)	Director
in the presence of:	)

Signature of witness:	…/s/ Melissa Strange…………………………………
Name:	…Melissa Strange……………………………
Address:	……………………………………
……………………………………
Occupation:	Accountant……………………………………

Signed as a deed by	)
FRANK ARMSTRONG	) …/s/ Frank Armstrong………………………
in the presence of:	)
Name of witness:	…Lee Hamill…………………………………
Signature of witness:	…/s/ Lee Hamill…………………………………
Address:	……………………………………
……………………………………
Occupation:	…Accountant…………………………